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                                                                EXHIBIT 99(a)(8)

                                [LOGO] CONECTIV

                                                             September 10, 1998

                  CONECTIV OFFERS TO PURCHASE PREFERRED STOCK

  Conectiv announced today offers to purchase certain series of the outstanding shares of preferred stock of its subsidiary Atlantic City Electric Company ("ACE").

  The company also announced that ACE is soliciting proxies for use at a special meeting of preferred shareholders, scheduled for October 14, 1998. The meeting would be to consider an amendment to ACE's charter. The amendment would eliminate a restriction on the subsidiary's ability to issue unsecured indebtedness without preferred stockholder approval under certain circumstances.

  "The change we're asking ACE preferred stockholders to consider would make Conectiv more agile in a competitive environment," said Barbara S. Graham, Conectiv's Chief Financial Officer. "We're hoping to eliminate a certain charter restriction to gain financial flexibility as we move toward a more competitive energy market."

  The offers to purchase certain series of preferred stock will expire 5 p.m. Eastern time October 14, 1998, unless any offer is extended.

  Purchase prices for each issue are indicated below:

SERIES                                   CUSIP NUMBER PURCHASE PRICE PER SHARE
------                                   ------------ ------------------------
ATLANTIC CITY ELECTRIC COMPANY,
 CUMULATIVE PREFERRED STOCK
 ($100 PAR VALUE)
4% Series...............................  048303200           $ 81.60
                                             and
                                          048303903
4.10% Series............................  048303770           $ 83.50
4.35% Series............................  048303762           $ 88.60
4.35% 2nd Series........................  048303762           $ 88.60
4.75% Series............................  048303309           $ 96.75
5% Series...............................  048303788           $100.00

  The Board of Directors of ACE will consider the declaration of dividends on ACE's capital stock at its meeting on September 24, 1998. The Regular Quarterly Dividend on ACE's preferred stock, if, when and as declared, will be paid on November 2, 1998 to holders of record as of the close of business on October 2, 1998. A holder of record of shares of ACE's preferred stock on October 2, 1998 who tenders shares will be entitled to the Regular Quarterly Dividend, regardless of when such tender is made. Holders of shares of ACE's preferred stock purchased pursuant to the offers will not be entitled to any dividends in respect of any later dividend periods.

  The dealer manager for the tender offers is Morgan Stanley Dean Witter. The information agent is D.F. King & Co., Inc. Shareholder questions or requests for assistance may be directed to the information agent at (800) 431-9629 (toll free) or to Morgan Stanley at (800) 624-1808 (toll free).

  The Conectiv family of companies includes Delmarva Power & Light Company, Atlantic City Electric Company, Conectiv Communications (telecommunications), Conectiv Services (HVAC services), Conectiv Energy (retail electric and gas), Conectiv Energy Supply (bulk and wholesale electric and gas), Conectiv Solutions (energy services) and Conectiv Thermal (district heating/cooling).

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IMPORTANT NOTES:

  Each of the offers for a series of preferred stock is independent of the offers for the other series and is not conditioned upon any minimum number of shares of such series being tendered. Each offer is conditioned upon, among other things, the proposed charter amendment being approved and adopted at the respective company's special meeting. Shareholders who wish to tender their shares must vote in favor of the proposed charter amendment.

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offers are made solely by the Offer to Purchase and Proxy Statement, dated September 10, 1998, and the related Letters of Transmittal and Proxy and are not being made to (nor will tenders be accepted from or on behalf of) owners of shares residing in any jurisdiction which the making of the offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction, the laws of which require the offers to be made by a licensed broker or dealer, the offers shall be deemed made on behalf of Conectiv by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction. This announcement is also not a solicitation of proxies, which is made only by the Proxy Statement, dated September 10, 1998, and such Offer to Purchase and Proxy Statement.

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